CONSENT OF EXPERT

June 14, 2023

VIA EDGAR

United States Securities and Exchange Commission

Re: Fury Gold Mines Limited (the "Company")

Registration Statement on Form F-10

I, David Frappier-Rivard, P.Geo, Exploration Manager of the Company, hereby consent to the use and reference to my name in connection with my review and approval of certain scientific and technical information (the "Disclosure") in the Registration Statement with respect to the Company's Eau Claire Project and to all other references to me included or incorporated by reference in the Registration Statement, including any pre-effective and post-effective amendments.

Yours truly,

/s/ David Frappier-Rivard

___________________________________________
David Frappier-Rivard, P.Geo.
Exploration Manager of the Company